November 29, 1995

Timothy Jenson
Vice President, Treasurer and Assistant Secretary
Merisel, Inc.
200 Continental Blvd.
El Segundo, CA 90245

PERSONAL AND CONFIDENTIAL


Dear Tim:

     This letter sets forth the agreement we have reached with respect to certain aspects of your employment by Merisel, Inc. ("Merisel"). Your employment status as an "at-will" employee of Merisel is not affected by this agreement. Merisel retains the right to terminate your employment at any time, with or without cause. However, we have agreed that if at any time during the Applicable Time Period (as defined below), Merisel terminates your employment, without cause, then Merisel shall do the following:

     (a) Merisel will pay you as severance compensation (the "Severance Payment") an amount equal to your annual base salary as in effect on the date of such termination (the "Determination Date") plus an amount equal to the amount of any performance bonus payment received by you at any time during the fifty two weeks prior to the Determination Date. The Severance Payment shall be paid to you over a period of fifty two weeks (the "Payment Period"), one twenty-sixth (1/26) of which shall be paid every two weeks in accordance with Merisel's standard payroll practices. The Payment Period shall commence on the first Merisel payday following the Determination Date. In the event that you die or become disabled during the Payment Period, Merisel agrees that it shall pay any Severance Payment remaining unpaid as a death or disability benefit to your estate on the same terms. Merisel shall deduct from the Severance Payment paid to you any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance;

     (b) Merisel will reimburse you for the cost of your COBRA payments under Merisel's health insurance plans during the Payment Period. The amount of such reimbursement will be grossed up so that you will receive an amount equal to the COBRA payments, after taking into account all applicable taxes;

     (c) Merisel will pay you for all unused accrued vacation pay through the Determination Date; and

     (d) Merisel will recommend to the Merisel, Inc.'s Option Committee for such Option Committee to cause the next installment of unvested options to purchase the stock of Merisel, Inc. previously granted to you to vest as of the Determination Date.

          As used in this agreement, "Applicable Time
Period" shall mean the one year period commencing on the date of this letter. For purposes of this agreement, your employment shall be considered to be terminated without cause, if (i) your employment is terminated for any reason, other than your misconduct (misconduct includes, but is not limited to, physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or sexual harassment of another Associate by you), poor job performance (as defined in the then current Roles and Responsibilities for your position), excessive absenteeism, abuse of sick time, creating or contributing to unsafe working conditions, violation of company policy or your conviction for or a plea of nolo contendere by you to a felony or any crime involving moral turpitude or (ii) there is a material reduction in your job responsibilities, other than as a result of the reasons listed in the preceding clause (i).

     In exchange for Merisel providing the above described benefits to you, you agree to the following:

     (A) You agree to continue to observe and comply with all company policies and all lawful and reasonable directions and instructions during your employment by Merisel;

     (B) You agree that during the Payment Period, you will not directly or indirectly (a) engage in; (b) own or control any debt equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or
(c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc. or Vanstar Corp. or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them;

     (C) During the Payment Period, you will not solicit the employment of or hire any person that is or was employed by Merisel, Inc. or any of its subsidiaries at any time on or after January 1, 1995;

     (D) Within two weeks of the Determination Date and prior to receiving any severance compensation from Merisel, you will execute and deliver to Merisel a Release and a Confidentiality Agreement, each substantially in the form enclosed with this agreement, with such changes as Merisel might request; and

     (E) In the event of any breach by you of the restrictions contained in this agreement, Merisel shall have no further obligation to compensate you hereunder and you acknowledge that the harm to Merisel cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, you agree that, upon any violation of such restrictions, Merisel shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

     This agreement shall be binding upon and inure to the benefit of Merisel and you; provided that you shall not assign any of your rights or duties under this agreement without the express prior written consent of Merisel. This agreement sets forth our entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this agreement. This agreement may be amended only by a written agreement signed by both of us. This agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

     If you agree to the terms of this agreement and intend to be bound by it, please so indicate by signing the enclosed copy of this letter and returning it to me. Thank you.

Sincerely,

/s/ James L. Brill
James L. Brill
Senior Vice President, Finance and
Chief Financial Officer


Accepted and agreed to:


/s/ Timothy Jenson
Timothy Jenson